Exhibit 99.1

POPEYES LOUISIANA KITCHEN, INC. ANNOUNCES DIRECTOR RETIREMENT

Popeyes Louisiana Kitchen, Inc. (NASDAQ: PLKI) today announced that Victor Arias, Jr., a member of the Company’s Board of Directors since 2001 and currently Senior Client Partner with Korn Ferry International, will be retiring from the Board following the expiration of his current term and will not stand for re-election at the annual shareholders meeting in 2015.

“Victor’s fourteen years of service and dedication to this Board have contributed enormously to our success. We are grateful for his long tenure as a valuable resource to our Board”, said John M. Cranor, III, Chairman of the Board of Directors.

Cheryl A. Bachelder, Chief Executive Officer and Board Member, stated: “Under his leadership as chair of our Compensation Committee for many years, the Company was able to build a highly capable and engaged leadership team and work force. In particular, his insight and guidance around emerging demographic and employment trends provided the Company with a valuable resource in an ever changing and competitive environment. Victor has been an inspiration to us all and he will be missed.”

Corporate Profile

Popeyes Louisiana Kitchen, Inc. is the franchisor and operator of Popeyes® restaurants, the world’s second-largest quick service chicken concept based on number of units. As of December 28, 2014, Popeyes had 2,379 operating restaurants in the United States, three territories and 26 foreign countries. The Company’s primary objective is to deliver sales and profits by offering excellent investment opportunities in its Popeyes brand and providing exceptional franchisee support systems and services to its owners. Popeyes Louisiana Kitchen, Inc. can be found at www.popeyes.com.

Popeyes Louisiana Kitchen, Inc.

Grady Walker, 404-459-4584

Treasurer and Director of Investor Relations

investor.relations@popeyes.com

or

Todd Burke, 404-459-4737

Vice President Communications & Public Relations

Todd.Burke@popeyes.com

or

Coltrin & Associates

Jennifer Webb, 212-221-1616

Jennifer_Webb@Coltrin.com

Source: Popeyes Louisiana Kitchen, Inc.